Infinium Labs Signs Itron Technology Inc.
To Manufacture the Phantom® Lapboard

Seattle, Wash. - April 19, 2006 - Infinium Labs, Inc. (OTC BB: IFLB) has entered into an agreement with Itron Technology Inc., a worldwide leading manufacturer and marketer of input devices such as keyboards and mice, to manufacture the Phantom® Lapboard, a combination keyboard/mouse peripheral designed to enhance video game play on PCs.

“We have selected Itron Technology to manufacture the Phantom Lapboard for distribution in North America and Europe under terms to ship no later than October in time for the holiday shopping season,” stated Greg Koler, Infinium Labs’ CEO and President. “Itron’s strengths as an OEM/ODM manufacturer of keyboards, mice, joysticks and other input devices made it a clear choice for Infinium Labs to meet its 2006 marketing goals.”

Itron supplies high quality products around the world from its factory located in Dongguan, China.

The Phantom Lapboard is an extremely innovative peripheral that enables players to control games designed for keyboard and mouse usage with as much agility as they are used to in the office, from the comfort of the couch or easy chair. The Lapboard rotates for left and right handed users and also inclines on a 30-degree angle with a hard surface below for the Phantom Mouse. The device comes either wired or wireless and provides USB ports and headphone/microphone ports.

Infinium Labs, Inc.
800 Fifth Avenue, Suite 4100
Seattle, WA 98104
Email. info@infiniumlabs.com
www.infiniumlabs.com
www.phantom.net

About Itron Technology
Founded in 1984, as a professional designer and manufacturer of computer input devices, Itron Technology Inc. manufactures and distributes products such as keyboards, mice and trackballs devices under its own brand (ione) and provides OEM/ODM services to world leading designers, manufacturers and retailers. Itron's products with creative design, demanding QC and competitive price have been earning countless praises. Itron efficiently supplies high quality products around the world from factories located in Dongguan in Mainland China. Itron distributes products in Europe, North America, Japan and Mainland China. The company employs more than 2000 people world-wide. For more information, please visit www.ione.com.tw and Itron’s Global Marketing Program at www.itron-europe.com/english/gmarketing.php.

About Infinium Labs
Infinium Labs (OTC BB: IFLB) is in development of The Phantom Game Service, anticipated to be the first end-to-end, on-demand game service for delivery to the living room. Delivered over broadband, the Phantom Game Service is designed to offer casual and avid gamers a broad library of titles, available anytime, day or night. For more information, please visit www.phantom.net.

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PR contact
pr@phantom.net

Safe Harbor Statement
Certain statements included in this press release may constitute forward-looking statements. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: the development of the Infinium Labs technology, ability to secure additional financing, the successful marketing and distribution of the Phantom Game Service, acceptance by the market of Infinium Labs, products and technology, competition and timing of projects and trends in the gaming industry, as well as other factors expressed from time to time in filings Infinium Labs will make with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with periodic filings Infinium Labs makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and Infinium Labs undertakes no obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Infinium Labs, Inc.
800 Fifth Avenue, Suite 4100
Seattle, WA 98104
Email. info@infiniumlabs.com
www.infiniumlabs.com
www.phantom.net